Exhibit 99.1

News Release Contact: Michael M. Keating Senior Vice President Administration P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9211

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Executive Level Promotions

Whippany, New Jersey, January 23, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today executive promotions in line with its planned management succession. As previously announced, Michael A. Stivala will assume the role of President effective April 1, 2014 as that title will be relinquished by Michael J. Dunn, Jr. who will continue as CEO until September 29, 2014.

The Partnership announced the following senior level promotions in support of the Partnership’s strategic direction that will be effective April 1, 2014:

•	Mark Wienberg is promoted to Chief Operating Officer

•	Paul E. Abel is promoted to Senior Vice President - General Counsel & Secretary

•	Steven C. Boyd is promoted to Senior Vice President – Field Operations

•	Douglas T. Brinkworth is promoted to Senior Vice President - Product Supply, Purchasing & Logistics

•	Neil E. Scanlon is promoted to Senior Vice President – Information Services

•	Michael A. Kuglin is promoted to Vice President – Finance and Chief Accounting Officer

Mr. Stivala made the following comment, “These well-deserved promotions are in recognition of their experience, knowledge and understanding of Suburban’s business model and strategic direction.” Mr. Dunn added “As we further implement our succession plans, the combined leadership strength of this group will enable us to continue our pursuit of Unitholder value and service to the customers and employees of Suburban.”

Suburban Propane Partners, L.P. is a publically traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

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